   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 18, 2002.

                                                     REGISTRATION NO. 333-______

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ----------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                ----------------

                            T-3 ENERGY SERVICES, INC.
             (Exact name of registrant as specified in its charter)

                                ----------------

           DELAWARE                                              76-0697390
  (State or Other Jurisdiction                                (I.R.S. Employer
of Incorporation or Organization)                            Identification No.)

                       13111 NORTHWEST FREEWAY, SUITE 500
                              HOUSTON, TEXAS 77040
                    (Address of Principal Executive Offices)

                                ----------------

                            T-3 ENERGY SERVICES, INC.
                            2002 STOCK INCENTIVE PLAN

                            (Full Title of the Plan)

                                ----------------


    Name, Address and Telephone                   Copy of Communications to:
   Number of Agent for Service:

      MICHAEL L. STANSBERRY                               CHRIS A. FERAZZI
13111 NORTHWEST FREEWAY, SUITE 500                    PORTER & HEDGES, L.L.P.
       HOUSTON, TEXAS 77040                     700 LOUISIANA STREET, SUITE 3500
         (713) 996-4110                             HOUSTON, TEXAS 77002-2370
                                                           (713) 226-060

                         CALCULATION OF REGISTRATION FEE
================================================================================

                                                                PROPOSED MAXIMUM         PROPOSED
                                              AMOUNT TO         OFFERING PRICE     MAXIMUM AGGREGATE         AMOUNT OF
TITLE OF SECURITIES TO BE REGISTERED(1)     BE REGISTERED(1)     PER SHARE(2)      OFFERING PRICE(2)     REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.001 per share        1,000,000            $6.805             $6,805,000             $626.06
=========================================================================================================================

 (1) Pursuant to Rule 416(a), also registered hereunder is an indeterminate number of shares of Common Stock issuable as a result of the anti-dilution provisions of the Plan.

 (2) Estimated pursuant to Rule 457(h) solely for the purpose of calculating the registration fee based on the average of the high and low sale prices for the Common Stock on the Nasdaq National Market on November 14, 2002, $6.805.


================================================================================

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION BY REFERENCE

         The following documents previously filed with the Securities and Exchange Commission by T-3 Energy Services, Inc. are hereby incorporated by reference:

         o Annual report on Form 10-K for the year ended December 31, 2001, filed on March 28, 2002.

         o Quarterly reports on Form 10-Q for the three months ended March 31, 2002, June 30, 2002 and September 30, 2002 filed on May 13, 2002,
           August 13, 2002 and November 5, 2002, respectively.

         o Current report on Form 8-K filed on June 28, 2002.

         o Current report on Form 8-K and the description of capital stock contained therein filed on November 12, 2002.

         All other documents subsequently filed by T-3 Energy Services, Inc. pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing such documents.

         On June 15, 2002, Arthur Andersen LLP, our former independent auditors, was convicted of federal obstruction of justice. On June 24, 2002, our Board of Directors, upon the recommendation of its Audit Committee, engaged Ernst & Young, LLP as independent auditors and dismissed Arthur Andersen LLP. After reasonable efforts, we have not been able to obtain the consent of Arthur Andersen LLP to the incorporation by reference of its audit report dated March 8, 2002 into this registration statement. As permitted under Rule 437a promulgated under the Securities Act of 1933, as amended (the "Securities Act"), we have not filed the written consent of Arthur Andersen LLP that would otherwise be required by the Securities Act. Because Arthur Andersen LLP has not consented to the inclusion of their report in this registration statement, you may not be able to recover amounts from Arthur Andersen LLP under Section 11(a) of the Securities Act for any untrue statement of a material fact or any omission to state a material fact, if any, contained in or omitted from our financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2001, which are incorporated by reference in this registration statement.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145 of the Delaware General Corporation Law (the "DGCL") permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action.

         In a suit brought to obtain a judgment in the corporation's favor, whether by the corporation itself or derivatively by a stockholder, the corporation may only indemnify for expenses, including attorney's fees, actually and reasonably incurred in connection with the defense or settlement of the case, and the corporation may not indemnify for amounts paid in satisfaction of a judgment or in settlement of the claim. In any such action, no indemnification may be paid in respect of any claim, issue or matter as to which such persons shall have been adjudged liable to the corporation except as otherwise provided by the Delaware Court of Chancery or the court in which the claim was brought. In any other type of proceeding, the indemnification may extend to judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection with such other proceeding, as well as to expenses (including attorneys' fees).

         The statute does not permit indemnification unless the person seeking indemnification has acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interest of the corporation and, in the case of criminal actions or proceedings, the person had no reasonable cause to believe his conduct was unlawful. There are additional limitations applicable to criminal actions and to actions brought by or in the name of the corporation. The determination as to whether a person seeking indemnification has met the required standard of conduct is to be made (i) by a majority vote of a quorum of disinterested members of the board of directors, or (ii) by independent counsel in a written opinion, if such a quorum does not exist or if the disinterested directors so direct, or (iii) by the stockholders.

         The Certificate of Incorporation and Bylaws of the Company require the Company to indemnify the Company's directors and officers to the fullest extent permitted under Delaware law. The Company's Certificate of Incorporation limits the personal liability of a director to the Company or its stockholders to damages for breach of the director's fiduciary duty.

         In addition, in connection with the Company's completion of the merger with T-3 Energy Services, Inc., a privately held Delaware corporation ("T-3 Private"), on December 17, 2001, the Company is required for a period of four years after the merger closes to indemnify the present and former officers and directors of Industrial Holdings, Inc., the predecessor issuer to the Company ("IHI") and T-3 Private to the full extent provided under their existing charters, as well as under any existing employment agreement, subject to any limitations imposed by applicable law. As a result of the merger, certain of the former officers and directors of T-3 Private became officers and directors of the Company.

         In connection with the T-3 Private merger, the Company is also required to pay insurance premiums for a period of four years after the merger closes with respect to any existing IHI and T-3 Private officers' and directors' insurance policies covering the IHI and T-3 Private officers and directors or substantially similar policies for those persons under the Company's officers' and directors' insurance policy.

         The Company's Certificate of Incorporation provides that, as long as the First Reserve Group (defined below) continues to own at least 20% of the Company's common stock, the Company renounces any interest or expectancy in any business opportunity or other matter in which any member of the First Reserve Group participates or desires or seeks to participate and that involves any aspect of the energy equipment or services business or industry unless (1) it was presented to a member of the First Reserve Group in that person's capacity as a director or officer of the Company, or (2) the opportunity was identified solely through the disclosure of information by or on behalf of the Company. The Company's Certificate of Incorporation also provides that no member of the First Reserve Group will have any obligation to communicate or offer any renounced opportunity to the Company and each member of the First Reserve Group will be free to pursue or reject any renounced opportunity. The "First Reserve Group" includes First Reserve Fund VIII, L.P., First Reserve Corporation and any of their respective officers, directors, employees, subsidiaries and affiliates (including any private equity fund managed by First Reserve Corporation or its affiliates), other than the Company and its subsidiaries.

         The provisions of the Company's Certificate of Incorporation renouncing business opportunities may be amended only by an affirmative vote of holders of at least 80% of the Company's outstanding common stock

         The above discussion of the Company's Certificate of Incorporation and Bylaws and the DGCL is not intended to be exhaustive and is qualified in its entirety by such Certificate, Bylaws and statute.

         The Company maintains officers' and directors' indemnity insurance against expenses of defending claims or payment of amounts arising out of good-faith conduct believed by the officer or director to be in or not opposed to the best interest of the Company.

ITEM 8.           EXHIBITS

 EXHIBIT
   NO.                             DESCRIPTION
 -------                           -----------
  *4.1 T-3 Energy Services, Inc. 2002 Stock Incentive Plan, as amended and restated effective July 30, 2002.

  *5.1 Opinion of Porter & Hedges, L.L.P. with respect to the legality of the securities.

 *23.1     Consent of Porter & Hedges, L.L.P. (included in Exhibit 5.1).

 *24.1 Power of Attorney (included on signature page of this registration statement).

-----------------
* Filed herewith.

ITEM 9.          UNDERTAKINGS

         (a)     Undertaking to Update

                 The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

             (iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b)     Undertaking With Respect to Documents Incorporated by Reference

        The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange
        Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c)     Undertaking With Respect to Indemnification

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on this 14th day of November, 2002.

                                    T-3 ENERGY SERVICES, INC.


                                    By: /s/ Michael L. Stansberry
                                       -------------------------------------
                                        Michael L. Stansberry,
                                        President and Chief Executive Officer

                                POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael L. Stansberry and Steven J. Brading, and each of them, either of whom may act without joinder of the other, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all pre- and post-effective amendments and supplements to this registration statement, and to file the same, or cause to be filed the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or the substitute or substitutes of either of them, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

              SIGNATURE                                         TITLE                                 DATE
              ---------                                         -----                                 ----
     /s/ Michael L. Stansberry            President, Chief Executive Officer and Director         November 14, 2002
----------------------------------        (Principal Executive Officer)
      Michael L. Stansberry

        /s/ Steven J. Brading             Vice President and Chief Financial Officer              November 14, 2002
----------------------------------        (Principal Financial and Accounting Officer)
         Steven J. Brading

          /s/ Joel V. Staff               Chairman of the Board                                   November 14, 2002
----------------------------------
            Joel V. Staff

        /s/ Thomas A. Denison             Director                                                November 14, 2002
----------------------------------
          Thomas A. Denison

        /s/ Joseph R. Edwards             Director                                                November 11, 2002
----------------------------------
          Joseph R. Edwards

          /s/ Ben A. Guill                Director                                                November 14, 2002
----------------------------------
            Ben A. Guill

        /s/ Steven V. Krablin             Director                                                November 8, 2002
----------------------------------
          Steven W. Krablin

        /s/ James M. Tidwell              Director                                                November 14, 2002
----------------------------------
          James M. Tidwell

                                INDEX TO EXHIBITS

 EXHIBIT
   NO.                                DESCRIPTION
 -------                              -----------
  *4.1 T-3 Energy Services, Inc. 2002 Stock Incentive Plan, as amended and restated effective July 30, 2002.

  *5.1 Opinion of Porter & Hedges, L.L.P. with respect to the legality of the securities.

 *23.1     Consent of Porter & Hedges, L.L.P. (included in Exhibit 5.1).

 *24.1 Power of Attorney (included on signature page of this registration statement).

-----------------
*  Filed herewith.